Exhibit 99

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2006 RESULTS

•	FIRST QUARTER NET EARNINGS UP 60% TO $591 MILLION

•	FIRST QUARTER EARNINGS PER SHARE UP 61% TO $1.34

•	FIRST QUARTER 2006 NET SALES UP 9% TO $9.2 BILLION

•	CASH FROM OPERATIONS FOR THE QUARTER OF $1.2 BILLION

•	INCREASE IN OUTLOOK FOR 2006 EARNINGS PER SHARE, CASH FROM OPERATIONS AND ROIC

BETHESDA, Maryland, April 25, 2006 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2006 net earnings of $591 million ($1.34 per diluted share) compared to $369 million ($0.83 per diluted share) in 2005. Net sales were $9.2 billion, a 9% increase over first quarter 2005 sales of $8.5 billion. Cash from operations for the first quarter of 2006 was $1.2 billion.

“We are off to an excellent start for 2006,” said Bob Stevens, Chairman, President & CEO. “We are meeting our commitments to customers as they concentrate on fulfilling their critical mission responsibilities. As we do so, we are working to drive shareholder value through improvements in operating margins and cash flows.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s results for the quarters ended March 31, in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS

(In millions, except per share data)

	1st Quarter
	2006	2005
Net sales	$9,214	$8,488

Operating profit:
Segment operating profit	$931	$762
Unallocated corporate, net
FAS/CAS pension adjustment	(68)	(155)
Unusual items, net	150	17
Stock compensation expense	(30)	—
Other	(12)	6

	$971	$630

Net earnings	$591	$369

Diluted earnings per share	$1.34	$0.83

Cash from operations	$1,185	$1,548

OUTLOOK

The following tables and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2006 OUTLOOK

(In millions, except per share data)

2006 Projections
	Current Update	January 2006
Net sales	$38,000 - $39,500	$38,000 - $39,500

Operating profit:
Segment operating profit	$3,625 - $3,725	$3,550 - $3,675
Unallocated corporate expense, net:
FAS/CAS pension adjustment	approx. (275)	approx. (285)
Unusual items	approx. 150	approx. 95
Stock compensation expense	approx. (110)	approx. (100)
Other	5 – 30	15 – 40

	$3,395 - $3,520	$3,275 - $3,425

Diluted earnings per share	$4.65 - $4.85	$4.50 - $4.75
Cash from operations	> $3,400	> $3,300
ROIC [1]	> 14.8%	> 14.5%

[1]	A summary table showing the calculation of ROIC is displayed at the end of this release.

The increase in projected 2006 diluted earnings per share is driven by operational performance improvements, and a pre-tax gain of approximately $55 million ($36 million after-tax or $0.08 per share) associated with the Corporation’s sale of 8.7 million shares of Inmarsat stock during March. Our prior earnings per share outlook had incorporated a pre-tax gain of approximately $72 million ($47 million after-tax or $0.11 per share) associated with the sale of 12.3 million shares of Inmarsat stock during January, and a pre-tax gain of approximately $23 million ($15 million after-tax or $0.03 per share) associated with the receipt of proceeds from the sale of the assets of Space Imaging, LLC, which also occurred in January.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

CONSOLIDATED RESULTS

Net sales for the quarter were $9.2 billion, a 9% increase over the $8.5 billion recorded in the comparable 2005 period.

Net earnings for the quarter ended March 31, 2006 were $591 million ($1.34 per share). The Corporation adopted FAS 123R “Share-Based Payments” prospectively on January 1, 2006 and recognized stock compensation expense of $30 million ($18 million after-tax or $0.04 per share) for stock options and grants of other stock based incentive awards. The first quarter results also included the two unusual items previously disclosed in our earnings news release issued January 27, 2006. These two unusual items resulted in after-tax gains; $47 million ($0.11 per share) for the Corporation’s sale of 12.3 million shares of Inmarsat stock and $15 million ($0.03 per share) from the proceeds received from the sale of the assets of Space Imaging, LLC. Net earnings for the quarter also include an unusual after-tax gain of $36 million ($0.08 per share) for the sale of an additional 8.7 million shares of Inmarsat stock in March. This gain was not included in our prior outlook. On a combined basis, these unusual items increased first quarter 2006 operating profit by $150 million and net earnings by $98 million ($0.22 per share).

Net earnings for the quarter ended March 31, 2005 were $369 million ($0.83 per share). The first quarter results include an unusual after-tax gain of $31 million ($0.07 per share) for the sale of the Corporation’s Intelsat investment and an unusual after-tax loss of $19 million ($0.04 per share) related to an impairment in the value of a telecommunications satellite operated by a wholly-owned subsidiary of the Corporation. On a combined basis, these unusual items increased first quarter 2005 operating profit by $17 million and net earnings by $12 million ($0.03 per share).

CASH FLOW AND LEVERAGE

Cash from operations for the quarter ended March 31, 2006 was $1.2 billion. The Corporation continued to execute its balanced cash deployment strategy during the first quarter as follows:

•	Repurchased 11.8 million of its common shares at a cost of $872 million;

•	Paid $116 million to acquire Aspen Systems, Inc. and HMT Vehicles;

•	Paid cash dividends of $132 million ($0.30 per share);

•	Made capital expenditures of $98 million; and

•	Received $156 million from the sale of shares in Inmarsat and the assets of Space Imaging, LLC.

The Corporation’s ratio of total debt-to-capitalization was 39% at the end of the first quarter; unchanged from the December 31, 2005 level. At March 31, 2006, the Corporation’s cash and short-term investments were $3.1 billion.

SEGMENT RESULTS

The Corporation operates in five principal business segments: Electronic Systems; Integrated Systems & Solutions (IS&S); Information & Technology Services (I&TS); Aeronautics; and Space Systems. The results of Electronic Systems, IS&S and I&TS have been aggregated and reported as the Systems & IT Group due to the common focus on information technology and systems integration and engineering solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2005 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics, and Space Systems and reconciles these amounts to the Corporation’s consolidated financial results.

	1st Quarter
	2006	2005
	(In millions)
Net sales
Systems & IT Group:
Electronic Systems	$2,630	$2,257
Integrated Systems & Solutions	1,019	958
Information & Technology Services	925	845

Systems & IT Group	4,574	4,060

Aeronautics	2,671	2,766
Space Systems	1,969	1,662

Total net sales	$9,214	$8,488

Operating profit
Systems & IT Group:
Electronic Systems	$323	$232
Integrated Systems & Solutions	93	84
Information & Technology Services	82	71

Systems & IT Group	498	387

Aeronautics	240	222
Space Systems	193	153

Segment operating profit	931	762

Unallocated corporate income (expense), net:	40	(132)

Total operating profit	$971	$630

The following discussion compares the operating results for the quarter ended March 31, 2006 to the same period in 2005.

Systems & IT Group

($ millions)

	1st Quarter
	2006	2005
Net sales	$4,574	$4,060
Operating profit	$498	$387

Net sales for the Systems & IT Group increased by 13% for the quarter ended March 31, 2006 compared to 2005. Each of the business segments in the group reported sales growth during the quarter.

In Electronic Systems, the increase in sales was primarily attributable to higher sales volume in air defense programs at Missiles & Fire Control (M&FC); platform integration activities and simulation and training programs at Platform, Training & Transportation Solutions (PT&TS); and tactical systems and undersea systems programs at Maritime Systems & Sensors (MS2). In IS&S, the increase was primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, higher volume in Information Technology more than offset lower volume on NASA programs and Defense Services activities.

Operating profit for the Systems & IT Group increased by 29% for the quarter in 2006 compared to 2005. Each of the business segments in the group reported growth in operating profit during the quarter.

In Electronic Systems, the increase in operating profit was due to improved performance and volume increases in fire control programs and certain international air defense programs at M&FC; simulation and training programs at PT&TS; and radar and tactical systems activities at MS2. In IS&S, the increase was primarily attributable to a higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, the increase was due to improved performance in Defense Services and higher volume in Information Technology, which offset declines due to reduced volume on NASA programs.

Aeronautics

($ millions)

	1st Quarter
	2006	2005
Net sales	$2,671	$2,766
Operating profit	$240	$222

Net sales for Aeronautics decreased by 3% for the quarter ended March 31, 2006 from 2005 due to a decline in Air Mobility, which more than offset higher volume in Combat Aircraft. The decline in Air Mobility is primarily attributable to fewer C-130J deliveries. The increase in Combat Aircraft sales was mainly due to higher volume on the F-35 and F-22 programs, which more than offset a decline in F-16 volume.

Segment operating profit increased by 8% in the first quarter of 2006 compared to 2005 due to increases in both Combat Aircraft and other aeronautics programs, which more than offset declines in Air Mobility. In Combat Aircraft, higher volume and improved performance on the F-22 program was partially offset by reduced volume on F-16 programs. Improved performance on other aeronautics programs also contributed to the increase in operating profit during the quarter. The decline in Air Mobility operating profit was primarily due to fewer C-130J deliveries and lower volume on other Air Mobility programs.

Space Systems

($ millions)

	1st Quarter
	2006	2005
Net sales	$1,969	$1,662
Operating profit	$193	$153

Net sales for Space Systems increased 18% for the quarter ended March 31, 2006 compared to 2005. The sales growth was primarily attributable to an increase in Satellites and Strategic and Defensive Missile Systems (S&DMS). In Satellites, the growth was due to higher volume on both government and commercial programs. There was one commercial satellite delivery in the first quarter of 2006 compared to no deliveries in 2005. In S&DMS, sales increased due to higher volume on both fleet ballistic missile programs and missile defense activities. In Launch Services, sales remained unchanged as increased volume in support of U.S. Government missions on the Atlas program due to the definitization of the EELV Launch Capabilities (ELC) contract was offset by reduced volume from the completion of the Titan program in 2005.

Space Systems’ operating profit increased by 26% for the quarter ended March 31, 2006 compared to 2005. In Launch Services, operating profit increased due to higher volume and risk reduction activities including the definitization of the ELC contract discussed above and other performance improvements on the Atlas program. These increases were partially offset by a reduction in operating profit due to the completion of the Titan program in 2005. S&DMS operating profit increased due to higher volume and improved performance on both fleet ballistic missile programs and missile defense activities. Satellites’ operating profit remained unchanged, as increased costs on commercial programs offset higher volume and improved performance on government programs.

Headquartered in Bethesda, Md., Lockheed Martin employs about 135,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation reported 2005 sales of $37.2 billion.

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NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on April 25, 2006. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, government/regulatory and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations

and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2005 annual report on Form 10-K copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its earnings, sales, cash and ROIC outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide outlook at different intervals or to revise its practice in future periods. All information in this release is as of April 24, 2006. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability values.

(In millions, except percentages)		2006 Outlook	2005 Actual	2004 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	}	COMBINED	$1,825 241	$1,266 276
RETURN		> $ 2,290	$2,066	$1,542

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE MINIMUM PENSION LIABILITY[4,5]	}	COMBINED	5,077 7,590 1,545	5,932 7,015 1,296
AVERAGE INVESTED CAPITAL		< $ 15,470	$14,212	$14,243

RETURN ON INVESTED CAPITAL		> 14.8%	14.5%	10.8%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
4	Minimum pension liability values reflect the cumulative value of entries identified in our Statement of Stockholders Equity under the caption “Minimum pension liability.” The annual minimum pension liability adjustments to equity were: 2001 = ($33M); 2002 = ($1,537M); 2003 = $331M; 2004 = ($285M); 2005 = ($105M). As these entries are recorded in the fourth quarter, the value added-back to our average equity in a given year is the cumulative impact of all prior year entries plus 20% of the current year entry value.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	Three Months Ended March 31,
	2006	2005
Net sales	$9,214	$8,488

Cost of sales	8,454	7,946

	760	542

Other income and expenses, net	211	88

Operating profit	971	630

Interest expense	94	90

Earnings before income taxes	877	540

Income tax expense	286	171

Net earnings	$591	$369

Effective tax rate	32.6%	31.7%

Earnings per common share:
Basic	$1.36	$0.84
Diluted	$1.34	$0.83

Average number of shares outstanding:
Basic	436.0	441.3
Diluted	441.3	446.5

Common shares reported in stockholders equity at March 31:	429.5	441.2

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	Three Months Ended March 31,
	2006	2005	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$2,630	$2,257
Integrated Systems & Solutions	1,019	958
Information & Technology Services	925	845

Systems & IT Group	4,574	4,060	13%
Aeronautics	2,671	2,766	(3)%
Space Systems	1,969	1,662	18%

Total net sales	$9,214	$8,488	9%

Operating profit:
Systems & IT Group:
Electronic Systems	$323	$232
Integrated Systems & Solutions	93	84
Information & Technology Services	82	71

Systems & IT Group	498	387	29%

Aeronautics	240	222	8%
Space Systems	193	153	26%

Segment operating profit	931	762	22%
Unallocated corporate income / (expense), net	40	(132)

Total operating profit	$971	$630	54%

Margins
Systems & IT Group:
Electronic Systems	12.3%	10.3%
Integrated Systems & Solutions	9.1%	8.8%
Information & Technology Services	8.9%	8.4%
Systems & IT Group	10.9%	9.5%

Aeronautics	9.0%	8.0%
Space Systems	9.8%	9.2%
Total operating segments	10.1%	9.0%

Total consolidated	10.5%	7.4%

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	Three Months Ended March 31,
	2006	2005
Summary of unallocated corporate income / (expense), net
FAS/CAS pension adjustment	$(68)	$(155)
Unusual items, net	150	17
Stock compensation expense	(30)	—
Other, net	(12)	6

Unallocated corporate income / (expense), net	$40	$(132)

FAS/CAS pension adjustment
FAS 87 expense	$(234)	$(279)
Less: CAS costs	(166)	(124)

FAS/CAS pension adjustment - expense	$(68)	$(155)

	Three Months Ended March 31, 2006
	Operating profit	Net earnings	Earnings per share
Unusual Items
Gain on sale of Inmarsat stock	$127	$83	$0.19
Gain on sale of Space Imaging’s assets	23	15	0.03

	$150	$98	$0.22

	Three Months Ended March 31, 2005
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual Items
Gain on sale of Intelsat stock	$47	$31	$0.07
LMI impairment charge	(30)	(19)	(0.04)

	$17	$12	$0.03

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	Three Months Ended March 31,
	2006	2005
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$43	$41
Integrated Systems & Solutions	10	8
Information & Technology Services	3	3

Systems & IT Group	56	52

Aeronautics	35	29
Space Systems	30	31

Segments	121	112

Unallocated corporate expense, net	14	14

Total depreciation and amortization	$135	$126

Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$12	$12
Integrated Systems & Solutions	4	4
Information & Technology Services	5	4

Systems & IT Group	21	20

Aeronautics	12	12
Space Systems	2	2

Segments	35	34

Unallocated corporate expense, net	4	3

Total amortization of purchased intangibles	$39	$37

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$2,682	$2,244
Short-term investments	457	429
Accounts receivable	4,832	4,579
Inventories	1,916	1,921
Other current assets	1,341	1,356

Total current assets	11,228	10,529

Property, plant and equipment, net	3,884	3,924
Goodwill	8,534	8,447
Purchased intangibles, net	538	560
Prepaid pension asset	1,315	1,360
Other noncurrent assets	2,940	2,924

Total assets	$28,439	$27,744

Liabilities and Stockholders’ Equity
Accounts payable	$1,950	$1,998
Customer advances and amounts in excess of costs incurred	4,425	4,331
Other accrued expenses	3,173	2,897
Current maturities of long-term debt	219	202

Total current liabilities	9,767	9,428

Long-term debt	4,762	4,784
Accrued pension liabilities	2,286	2,097
Post-retirement and other noncurrent liabilities	3,688	3,568
Stockholders’ equity	7,936	7,867

Total liabilities and stockholders’ equity	$28,439	$27,744

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	Three Months Ended March 31,
	2006	2005
Operating Activities
Net earnings	$591	$369
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	135	126
Amortization of purchased intangibles	39	37
Changes in operating assets and liabilities
Receivables	(217)	(58)
Inventories	5	84
Accounts payable	(12)	75
Customer advances and amounts in excess of costs incurred	95	238
Other	549	677

Net cash provided by operating activities	1,185	1,548

Investing Activities
Expenditures for property, plant and equipment	(98)	(89)
Purchases of short-term investments	(28)	(10)
Acquisitions of businesses / investments in affiliated companies	(153)	(413)
Divestitures and other activities	156	762
Other	6	2

Net cash (used for) / provided by investing activities	(117)	252

Financing Activities
Common stock activity, net	(492)	(23)
Common stock dividends	(132)	(110)
Repayments of long-term debt	(6)	—

Net cash used for financing activities	(630)	(133)

Net increase in cash and cash equivalents	438	1,667
Cash and cash equivalents at beginning of period	2,244	1,060

Cash and cash equivalents at end of period	$2,682	$2,727

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2006	$432	$1,724	$7,278	$(14)	$(1,553)	$7,867
Net earnings			591			591
Common stock dividends			(132)			(132)
Stock-based awards and ESOP activity	10	540		14		564
Repurchases of common stock	(12)	(860)				(872)
Other comprehensive loss					(82)	(82)

Balance at March 31, 2006	$430	$1,404	$7,737	$—	$(1,635)	$7,936

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	March 31, 2006	December 31, 2005
Backlog
Systems & IT Group:
Electronic Systems	$20,984	$19,932
Integrated Systems & Solutions	4,834	3,974
Information & Technology Services	5,502	5,414

Systems & IT Group	31,320	29,320

Aeronautics	27,995	29,580
Space Systems	16,122	15,925

Total	$75,437	$74,825

	Three Months Ended March 31,
	2006	2005
Deliveries
F-16	18	14
F-22	6	3
C-130J	2	4

Launches
Atlas	1	2
Proton	1	1